Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X and presented to illustrate the estimated effects of the accounting for the mergers and equity financing based on the historical consolidated financial statements and accounting records of OceanFirst Financial Corp. (“OceanFirst”) and Flushing Financial Corporation (“Flushing”).

The accounting for the mergers depicted in the unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations and the equity financing has been accounted for under FASB ASC Topic 505, Equity, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Subtopic 815-40, Derivatives and Hedging-Contracts in an Entity’s Own Equity. The unaudited pro forma condensed combined financial information should be read in conjunction with the transaction accounting adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information assumes that the assets and liabilities of Flushing will be recorded by OceanFirst at their respective fair values as of the date the mergers are completed.

The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheets of OceanFirst and Flushing as of March 31, 2026, giving effect to the mergers and equity financing as if the mergers and equity financing had occurred on March 31, 2026. The unaudited pro forma condensed combined consolidated statements of income for the three months ended March 31, 2026 and for the year ended December 31, 2025 combined the historical consolidated statements of income of OceanFirst and Flushing for such periods, giving effect to the mergers and equity financing as if the transactions had occurred on January 1, 2025. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the combined company that would have been realized had the mergers been completed on the aforementioned dates.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, (i) the OceanFirst historical financial statements previously filed with the SEC and (ii) the Flushing historical financial statements included or incorporated by reference into this Current Report on Form 8-K, including the following historical financial statements and accompanying notes:

•

the historical audited consolidated financial statements and accompanying notes of OceanFirst as of and for the year ended December 31, 2025 (included in OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2025), as previously filed with the SEC;

•

the historical unaudited consolidated financial statements and accompanying notes of OceanFirst as of and for the three months ended March 31, 2026 (included in OceanFirst’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026), as previously filed with the SEC;

•

the historical audited consolidated financial statements and accompanying notes of Flushing as of and for the year ended December 31, 2025 (included in Flushing’s Annual Report on Form 10-K for the year ended December 31, 2025), which are included or incorporated by reference into this Current Report on Form 8-K; and

•

the historical unaudited consolidated financial statements and accompanying notes of Flushing as of and for the three months ended March 31, 2026 (included in Flushing’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026), which are included or incorporated by reference into this Current Report on Form 8-K.

In addition, the unaudited pro forma condensed combined financial information should also be read together with other financial data included elsewhere or incorporated by reference into this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information is for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the mergers. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustments and may vary materially from the actual purchase price allocation that will be recorded upon completion of the mergers. The pro forma adjustments and unaudited pro forma condensed combined financial information included herein are preliminary and based on information currently available as of the time of this Current Report on Form 8-K. The final purchase price allocation may differ materially from the estimates reflected in this pro forma presentation.

The unaudited pro forma condensed combined financial information should not be considered indicative of the market value of OceanFirst common stock or the actual or future results of operations of OceanFirst for any period. Changes in the estimated fair values of acquired assets and assumed liabilities, changes in Flushing’s equity between March 31, 2026, and the closing date, or changes in the assumed OceanFirst stock price used to measure the fair value of the consideration, may result in material differences in the amounts ultimately recorded, including the amount of goodwill or bargain purchase gain.

OCEANFIRST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2026

(in thousands)	OceanFirst Historical	Flushing Historical, as Reclassified (Note 4)		Transaction Accounting Adjustments (Note 7)		Pro Forma Combined
Assets
Cash and due from banks	$136,981	$158,707		$212,092	(a), (b)	$507,780
Debt securities available-for-sale, at estimated fair value	1,181,087	1,628,587		—		2,809,674
Debt securities held-to-maturity, net of allowance for securities credit losses	852,917	49,853		(4,641)	(c)	898,129
Equity investments	88,239	—		—		88,239
Restricted equity investments, at cost	119,503	18,520	(1)	—		138,023
Loans receivable, net of allowance for loan credit losses	11,059,275	6,517,080		(263,687)	(d), (e), (f)	17,312,668
Interest and dividends receivable	49,588	60,418		—		110,006
Other real estate owned	10,393	—		—		10,393
Premises and equipment, net	112,066	17,193		—		129,259
Bank owned life insurance	271,650	228,881		—		500,531
Goodwill	517,481	—		11,992	(m)	529,473
Intangibles	8,198	696		49,304	(g)	58,198
Other assets	148,958	182,914	(2)	38,876	(n)	370,748

Total assets	$14,556,336	$8,862,849		$43,936		$23,463,121

Liabilities
Deposits	$11,155,916	$7,484,146		$(8,765)	(h)	$18,631,297
Federal Home Loan Bank (“FHLB”) advances	1,180,179	172,185	(3)	—		1,352,364
Securities sold under agreements to repurchase with customers	67,249	—		—		67,249
Other borrowings	255,518	244,314	(3)	(25,092)	(i)	474,740
Advances by borrowers for taxes and insurance	25,851	96,242	(4)	—		122,093
Other liabilities	202,255	168,554	(5)	18,676	(j)	389,485

Total liabilities	$12,886,968	$8,165,441		$(15,181)		$21,037,228

Stockholders’ Equity
Common stock	629	387		20	(b), (k), (l)	1,036
Additional paid-in capital	1,121,646	325,789		446,778	(b), (k), (l)	1,894,213
Retained earnings	671,657	470,540		(486,989)	(j), (k), (n)	655,208
Accumulated other comprehensive loss	(4,573)	(2,659)		2,659	(k)	(4,573)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(991)	—		—		(991)
Treasury stock	(119,000)	(96,649)		96,649	(k)	(119,000)

OceanFirst Financial Corp. stockholders’ equity	$1,669,368	$697,408		$59,117		$2,425,893

Total stockholders’ equity	1,669,368	697,408		59,117		2,425,893

Total liabilities and stockholders’ equity	$14,556,336	$8,862,849		$43,936		$23,463,121

See notes to the unaudited pro forma condensed combined financial information.

OCEANFIRST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(in thousands, except per share amount)	OceanFirst Historical	Flushing Historical, as Reclassified (Note 4)		Transaction Accounting Adjustments (Note 7)		Pro Forma Combined
Interest Income:
Loans	$145,324	$91,643		$7,954	(a)	$244,921
Debt securities	19,810	19,560		290	(b)	39,660
Equity investments and other	3,157	2,172	(1)	—		5,329

Total interest income	$168,291	$113,375		$8,244		$289,910

Interest Expense
Deposits	53,695	52,823		—		106,518
Borrowed funds	18,149	4,993	(2)	1,568	(d)	24,710

Total interest expense	$71,844	$57,816		$1,568		$131,228

Net interest income	$96,447	$55,559		$6,676		$158,682
Provision for credit losses	2,738	2,011		—		4,749

Net interest income after provision	$93,709	$53,548		$6,676		$153,933

Other Income (loss):
Bankcard services revenue	1,629	1,868	(3)	—		3,497
Trust and asset management revenue	433	—		—		433
Fees and service charges	2,813	—		—		2,813
Net gain (loss) on sales of loans	(28)	94		—		66
Net gain (loss) on equity investments	(354)	(3,560)	(4)	—		(3,914)
Net gain (loss) from other real estate operations	(164)	(49)	(5)	—		(213)
Income from bank owned life insurance	1,874	2,301	(6)	—		4,175
Other	545	717		—		1,262

Total other income	$6,748	$1,371		—		$8,119

Operating Expenses
Compensation and employee benefits	39,484	26,610		—		66,094
Occupancy and Equipment	6,753	5,878	(7)	—		12,631
Federal deposit insurance and regulatory assessments	3,215	1,001		—		4,216
Data processing	7,052	1,835		—		8,887
Professional fees	3,222	4,332		—		7,554
Amortization of intangibles	848	77	(8)	2,602	(e)	3,527
Merger related expenses	4,150	—		—		4,150
Restructuring charges	128	—		—		128
Other operating expense	8,551	6,993	(8)	—		15,544

Total operating expenses	$73,403	$46,726		$2,602		$122,731

Income before income taxes	$27,054	$8,193		$4,074		$39,321
Provision for income taxes	6,548	2,360		1,079	(h)	9,987

Net income	$20,506	$5,833		$2,995		$29,334

Net income attributable to non-controlling interest	—	—		—		—

Net income (loss) attributable to OceanFirst Financial Corp.	20,506	5,833		2,995		29,334

Net income available to common stockholders	$20,506	$5,833		$2,995		$29,334

Basic earnings per share	$0.36	$0.17		$(0.23)		$0.30

Diluted earnings per share	$0.36	$0.17		$(0.23)		$0.30

Average basic shares outstanding	57,043			40,664	(i)	97,707
Average diluted shares outstanding	57,048			40,664	(i)	97,712

See notes to the unaudited pro forma condensed combined financial information.

OCEANFIRST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except per share amount)	OceanFirst Historical	Flushing Historical, as Reclassified (Note 4)		Transaction Accounting Adjustments (Note 7)		Pro Forma Combined
Interest Income:
Loans	$556,894	$377,431		$33,225	(a)	$967,550
Debt securities	72,057	80,856		1,160	(b)	154,073
Equity investments and other	13,503	9,805	(1)	—		23,308

Total interest income	$642,454	$468,092		$34,385		$1,144,931

Interest Expense
Deposits	216,180	228,527		8,765	(c)	453,472
Borrowed funds	66,051	22,170	(2)	6,273	(d)	94,494

Total interest expense	$282,231	$250,697		$15,038		$547,966

Net interest income	$360,223	$217,395		$19,347		$596,965
Provision for credit losses	16,171	12,788				28,959

Net interest income after provision	$344,052	$204,607		$19,347		$568,006

Other Income (loss):
Bankcard services revenue	6,534	7,455	(3)	—		13,989
Trust and asset management revenue	1,514	—		—		1,514
Fees and service charges	17,865	—		—		17,865
Net gain (loss) on sales of loans	3,686	3,719		—		7,405
Net gain (loss) on equity investments	916	(1,604)	(4)	—		(688)
Net gain (loss) from other real estate operations	(285)	(1,139)	(5)	—		(1,424)
Income from bank owned life insurance	7,753	8,765		—		16,518
Other	6,718	3,202		—		9,920

Total other income (loss)	$44,701	$20,398				$65,099

Operating Expenses
Compensation and employee benefits	159,353	96,448		—		255,801
Occupancy and Equipment	26,471	21,865	(7)	—		48,336
Federal deposit insurance and regulatory assessments	11,599	5,628		—		17,227
Data processing	27,723	7,349		—		35,072
Professional fees	15,090	17,166		—		32,256
Amortization of intangibles	3,634	350	(8)	12,150	(e)	16,134
Merger related expenses	4,253	—		18,676	(f)	22,929
Restructuring charges	11,526	—		—		11,526
Impairment of goodwill	—	17,636		(17,636)	(g)	—
Other operating expense	36,588	24,044	(8)	—		60,632

Total operating expenses	$296,237	$190,486		$13,190		$499,913

Income (loss) before income taxes	$92,516	34,519		6,157		133,192
Provision for income taxes	21,489	15,639		(378)	(h)	36,750

Net income (loss)	$71,027	$18,880		$6,535		$96,442

Net income attributable to non-controlling interest	49	—		—		49

Net income (loss) attributable to OceanFirst Financial Corp.	70,978	18,880		6,535		96,393

Dividends on preferred shares	2,008	—		—		2,008
Loss on redemption of preferred stock	1,842	—		—		1,842

Net income (loss) available to common stockholders	$67,128	$18,880		$6,535		$92,543

Basic earnings per share	$1.17	$0.54		$(0.77)		$0.94

Diluted earnings per share	$1.17	$0.54		$(0.77)		$0.94
Average basic shares outstanding	57,419			40,664	(i)	98,083
Average diluted shares outstanding	57,425			40,664	(i)	98,089

See notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented after giving effect to the mergers. The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the mergers as if the transaction had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026 and year ended December 31, 2025, give effect to the mergers as if the transaction had occurred on January 1, 2025.

The mergers will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price as compared to the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill or a bargain purchase gain.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the acquired assets and assumed liabilities of Flushing at their respective fair values and represents management’s estimates based on the information available at the time of this Current Report on Form 8-K. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the mergers are completed and after completion of a final analysis to determine the fair values of Flushing’s tangible, and identifiable intangible assets and liabilities as of the closing date.

All adjustments reflected in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income are transaction accounting adjustments as defined in Article 11-02(a)(6); no autonomous or management’s adjustments are included.

Note 2 – Recently Issued Accounting Standard

In November 2025, the FASB issued Accounting Standards Update (“ASU”) 2025-08, Financial Instruments—Credit Losses (Topic 326). ASU 2025-08 expands the use of the gross-up method to certain acquired loans, including purchased seasoned loans (“PSL”), which are loans acquired in a business combination or otherwise purchased after origination that do not meet the definition of purchased credit deterioration (“PCD”) assets. Under ASU 2025-08, the gross-up method also applies to acquired non-PCD loans that qualify as PSL. This eliminates the recognition of day 1 credit loss expense and instead increases the amortized cost basis of such loans, affecting the pattern of interest income recognized in subsequent periods.

ASU 2025-08 is effective for interim and annual periods in fiscal years beginning after December 15, 2026, and is applied prospectively. The Company early adopted this standard as of December 31, 2025, described in Footnote 1 of OceanFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026. Accordingly, the pro forma condensed combined financial information has been prepared in conformity with ASU 2025-08 and the Company’s accounting policies in effect as of March 31, 2026.

Note 3 – Accounting Policies

Upon completion of the mergers, OceanFirst will perform a comprehensive review of Flushing’s accounting policies. As a result of this review, management may identify differences between the accounting policies of OceanFirst and Flushing, which when conformed, could have a material impact on the financial statements of the combined company. As part of preparing the unaudited pro forma condensed combined financial information, OceanFirst conducted a preliminary review of the accounting policies of Flushing to determine if differences in accounting policies would result in material differences on the unaudited pro forma condensed combined financial information. Based on this initial review, OceanFirst did not identify any material adjustments to conform the accounting policies used to produce Flushing’s historical financial statements to those of OceanFirst.

In an effort to present the unaudited pro forma condensed combined financial information in a manner that the combined company believes is clear and most useful for the potential users of this unaudited pro forma condensed combined financial information, OceanFirst has presented the values contained herein in thousands (unless otherwise stated).

Note 4 – Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Flushing’s financial information to identify differences in financial statement presentation as compared to those of OceanFirst. As a result, certain reclassification adjustments have been made to conform Flushing’s historical financial statement presentation to OceanFirst’s historical financial statement presentation. Following the completion of the mergers, or as more information becomes available, OceanFirst will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Reclassification adjustments to conform Flushing’s historical financial statement presentation to OceanFirst’s historical financial statement presentation included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026

1.	To reclassify $18.5 million from Federal Home Loan Bank stock, at cost to restricted equity investments, at cost.

2.	To reclassify $51.0 million from right-of-use assets to other assets.

3.

To reclassify $172.2 million from Federal Home Loan Bank advances and other borrowings to Federal Home Loan Bank advances. To reclassify $189.2 million from subordinated debentures and $55.1 million from junior subordinated debentures, at fair value to other borrowings.

4.	To reclassify $96.2 million from mortgagors’ escrow deposits to advances by borrowers for taxes and insurance.

5.	To reclassify $51.9 million from operating lease liability to other liabilities.

Reclassification adjustments to conform Flushing’s historical financial statement presentation to OceanFirst’s historical financial statement presentation included in the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026 and year ended December 31, 2025

1.

To reclassify $365 thousand and $1.9 million from Federal Home Loan Bank of New York stock dividends, $1.8 million and $7.8 million from other interest income, and $25 thousand and $111 thousand from dividends to equity investments and other for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

2.	To reclassify $5.0 million and $22.2 million from other interest expense to borrowed funds for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

3.	To reclassify $1.9 million and $7.5 million from banking services fee income to bankcard services revenue for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

4.

To reclassify $3.6 million and $2.3 million from net gain (loss) from fair value adjustments to net gain (loss) on equity investments for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. To reclassify $708 thousand from net gain (loss) on sale of securities to net gain (loss) on equity investments for the year ended December 31, 2025.

5.

To reclassify $49 thousand and $1.1 million from other real estate owned / foreclosure expense to net gain (loss) from other real estate operations for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

6.	To reclassify $99 thousand from life insurance proceeds to income from bank owned life insurance for the three months ended March 31, 2026.

7.

To reclassify $1.3 million and $5.3 million from depreciation and amortization of bank premises and equipment to occupancy and equipment for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

8.	To reclassify $77 thousand and $350 thousand from other operating expenses to amortization of intangibles for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

Note 5 – Preliminary Estimated Consideration Transferred

Under the terms of the merger agreement, in the first merger, Flushing stockholders will be entitled to receive 0.85 of a share of OceanFirst common stock for each share of Flushing common stock they own. The preliminary estimated consideration transferred is valued at approximately $560.9 million. This preliminary estimate is based on the price of shares of OceanFirst common stock as of May 26, 2026, which was $19.02, as well as the estimated settlement of Flushing’s employee awards that will fully vest upon closing. Given the range of prices of shares of OceanFirst common stock since the announcement of the transaction, the consideration transferred of the transaction at closing may differ materially from the consideration transferred included in the unaudited pro forma condensed combined financial information.

In addition to the aforementioned consideration transferred, fractional shares will be settled in cash. OceanFirst and Flushing acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration and instead represents an operational expedient for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares. The total amount of this cash settlement is expected to be immaterial. Therefore, an estimate for the cash settlement of fractional shares has not been reflected in the calculation of consideration transferred for the purposes of the unaudited pro forma condensed combined financial information presented.

Consideration transferred for the mergers is included in the transaction accounting adjustments as follows (dollars in thousands, except per share data):

Number of shares of Flushing’s stock outstanding as of May 26, 2026	33,883,626
Stock based compensation to be exchanged	559,939

Total shares exchanged	34,443,565
Exchange ratio	0.85

Estimated OceanFirst common shares to be issued	29,277,030
OceanFirst’s closing stock price on May 26, 2026	$19.02

Total equity consideration	$556,849

Flushing employee awards fully vested and settled at closing	$2,752

Total cash consideration	$2,752

Unvested Flushing employee awards attributable to precombination vesting	1,282

Total consideration transferred	$560,882

The consideration transferred will depend on the market price of shares of OceanFirst common stock as of the date the first merger is consummated. OceanFirst believes that a 10% fluctuation in the market price of shares of OceanFirst common stock is reasonably possible based on historic volatility, and the potential effect on the consideration transferred would be:

	Company’s Share Price	Consideration Transferred	Estimated Goodwill (Bargain Purchase Gain)
As presented	$19.02	$560,882	$11,992
10% increase	20.92	616,567	67,677
10% decrease	17.12	505,197	(43,693)

Note 6 – Preliminary Estimated Allocation of Consideration Transferred

The transaction accounting adjustments include the purchase accounting entries to record the transaction. The excess of the consideration transferred over the fair value of the net assets acquired is recognized as goodwill. Estimated fair value of net assets acquired, net of deferred taxes included in the unaudited pro forma condensed combined financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this unaudited pro forma condensed combined financial information, fair value adjustments are amortized/accreted on either a straight-line basis or under the sum-of-the-years’ digits method over their estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated using an estimated effective tax rate of 27%, which represents the estimated combined effective tax rate which includes the statutory tax rate of 21% for federal income tax purposes plus the net effect of state income taxes and adjustments. In addition, OceanFirst estimated the deductibility of certain transaction expenses for tax purposes.

Included in the transaction accounting adjustments are estimated core deposit intangibles of $50.0 million. The core deposit intangibles are amortized under the sum-of-the-years’ digits method over an estimated average remaining life of seven (7) years (with an estimated $12.5 million, $10.7 million, $8.9 million, $7.1 million, and $5.4 million of amortization expense recognized in year one (1) through five (5), respectively). When the actual amount of core deposit intangibles is determined as of the date of acquisition, which may be more or less than the estimated amount, the sum-of-the-years’ digits method will be used to record amortization over the intangibles’ actual lives.

The following table summarizes the allocation of the preliminary consideration transferred of $560.9 million. The allocation of consideration transferred reflected herein is preliminary and incomplete. The final allocation may differ materially from the amounts presented.

(in thousands)	Amount
Assets acquired
Cash and due from banks	$158,707
Debt securities available-for-sale	1,628,587
Debt securities held-to-maturity	45,212
Restricted equity investments	18,520
Loans receivable	6,253,393
Interest and dividends receivable	60,418
Premises and equipment, net	17,193
Bank owned life insurance	228,881
Intangibles	50,000
Other assets	219,563

Total assets	$8,680,474
Liabilities assumed
Deposits	7,475,381
FHLB advances	172,185

Other borrowings	219,222
Advances by borrowers for taxes and insurance	96,242
Other liabilities	168,554

Total liabilities	$8,131,584
Fair value of net assets acquired	$548,890
Preliminary goodwill	11,992
Total consideration transferred	$560,882

Note 7 – Pro Forma Transaction Accounting Adjustments

Adjustments related to the mergers included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026

The following provides additional details about the methods and assumptions used to determine the transaction accounting adjustments in the unaudited pro forma condensed combined balance sheet. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.

To reflect the cash consideration paid in connection with the mergers of $2.8 million. The cash consideration represents payments made by OceanFirst to settle historical cash incentive awards of Flushing employees which have a single trigger change-in-control provision and become fully vested upon the closing of the mergers. Refer to “Note 6 – Preliminary Estimated Allocation of Consideration Transferred.”

b.

To record the equity financing of $225.0 million to be received at the closing of the first merger pursuant to the investment agreement less estimated equity issuance costs of $10.2 million. The adjustment results in an increase to cash of $214.8 million and an increase in common stock and additional paid-in capital of $0.1 million and $214.7 million, respectively. Non-voting common equivalent (“NVCE”) stock and equity-classified warrants are included in the adjustment.

c.

To record the fair value adjustment for Flushing’s debt securities held to maturity of $4.6 million, which is expected to be accreted over four (4) years based on the expected average life of the portfolio.

d.	To eliminate Flushing’s historical net unamortized premiums and unearned loan fees totaling $12.9 million.

e.

To record the fair value adjustment for Flushing’s loans of $295.3 million, which includes an estimated $127.3 million of interest rate mark and $168.0 million of allowance for credit losses. The estimated weighted average life of the loan portfolio is approximately four (4) years. All loans are accounted for as PCD or PSL loans upon adoption of ASU 2025-08 for the purposes of the unaudited pro forma condensed combined financial information.

f.	Adjustments to record the elimination of Flushing’s existing allowance for credit losses of $44.5 million.

g.

To record the adjustment to remove Flushing’s historical intangible assets of $696 thousand and to recognize the estimated fair value of acquired core deposit intangibles of $50.0 million. OceanFirst’s identification of identifiable intangible assets is not complete and there may be more or less intangible assets recorded at the time of closing of the mergers.

h.	To record the fair value adjustment for Flushing’s time deposits of $8.8 million, which is expected to be accreted over one (1) year based on the contractual maturity of the related deposits.

i.	To record the fair value adjustment for Flushing’s other borrowings of $25.1 million, which is expected to be accreted over four (4) years based on the weighted average contractual maturity.

j.

Adjustment to record $18.7 million of nonrecurring estimated transaction costs to be incurred by OceanFirst. The pre-tax adjustment resulted in an increase to other liabilities and a decrease to retained earnings of $18.7 million. The adjustment represents the accrual of additional transaction costs incurred by OceanFirst subsequent to March 31, 2026. Incurred transaction costs are included in the historical income statement of the Company for the three-month period ended March 31, 2026. In addition and not reflected in the unaudited pro forma condensed combined statements of income, OceanFirst expects to incur $60.3 million of estimated costs relating to severance, contract termination fees, system conversion costs, and marketing.

k.	Adjustment to eliminate Flushing’s historical stockholders’ equity of $697.4 million.

l.

Adjustment to record the issuance of OceanFirst stock of $0.01 par value at an exchange ratio of 0.85. Adjustment results in an increase to common stock, at par of $293 thousand and additional paid-in capital in excess of par value to Flushing stockholders of $557.8 million, respectively.

m.	To record the goodwill of $12.0 million as a result of the preliminary purchase price allocation. Refer to “Note 6 – Preliminary Estimated Allocation of Consideration Transferred.”

n.

Adjustment to recognize tax impact (current and deferred taxes) associated with the transaction adjustments recorded above at an estimated effective tax rate of 27%, further adjusted by the treatment of transaction costs based on their estimated deductibility for tax purposes. The adjustment results in an increase to other assets and retained earnings of $38.9 million and $2.2 million, respectively.

Adjustments related to the mergers included in the unaudited pro forma condensed combined statements of income for the three (3) months ended March 31, 2026 and year ended December 31, 2025

The following provides additional details about the methods and assumptions used to determine the pro forma adjustments in the unaudited pro forma condensed combined statements of income. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.

To record loan discount accretion of the estimated interest rate mark, based on the expected average life of the portfolio. The adjustments reflect the accretion of the $127.3 million estimated interest rate mark resulting in an increase in interest income from loans of $8.0 million and $33.2 million for the three (3) months ended March 31, 2026 and the year ended December 31, 2025, respectively. The weighted average life of the loan portfolio is approximately four (4) years.

b.

To record accretion of the debt securities held-to-maturity fair value adjustment, based on the expected average life of the portfolio of four (4) years. The adjustments reflect the accretion of the $4.6 million fair value adjustment resulting in an increase in interest income from debt securities of $290 thousand and $1.2 million for the three (3) months ended March 31, 2026 and the year ended December 31, 2025, respectively.

c.

To record accretion of the time deposit fair value adjustment, based on the contractual maturity of the related deposits of one (1) year. The adjustments reflect the accretion of the $8.8 million fair value adjustment resulting in an increase in interest expense from deposits of $8.8 million for the year ended December 31, 2025.

d.

To record accretion of the other borrowed money fair value adjustment, based on the weighted average contractual maturity of four (4) years. The adjustments reflect the accretion of the $25.1 million fair value adjustment resulting in an increase in interest expense from borrowed funds of $1.6 million and $6.3 million for the three (3) months ended March 31, 2026 and the year ended December 31, 2025, respectively.

e.

To record the adjustment to remove Flushing’s historical intangible asset amortization of $77 thousand and $350 thousand for the three (3) months ended March 31, 2026 and the year ended December 31, 2025, respectively. Additionally, to recognize the estimated amortization of the core deposit intangibles of $2.7 million and $12.5 million over an estimated average remaining life of seven (7) years for the three (3) months ended March 31, 2026 and the year ended December 31, 2025, respectively.

f.

Reflects adjustments to record $18.7 million of nonrecurring transaction costs incurred after and not yet recognized as of March 31, 2026. In addition and not reflected in the unaudited pro forma condensed combined statements of income, OceanFirst expects to incur $60.3 million of estimated costs relating to severance, contract termination fees, system conversion costs, and marketing.

g.	To remove Flushing’s historical goodwill impairment of $17.6 million for the year ended December 31, 2025.

h.

To recognize the tax impact of pro forma transaction related adjustments at the estimated effective tax rate of 27%, further adjusted by the treatment of transaction costs based on their estimated deductibility for tax purposes, resulting in a net increase to provision for income taxes of $1.1 million for the three (3) months ended March 31, 2026, and a net decrease to provision for income taxes of $378 thousand for the year ended December 31, 2025.

i.	To recognize the transaction adjustments to pro forma basic and diluted shares outstanding. Refer to “Note 8 – Earnings Per Share.”

Note 8 – Earnings per Share

The unaudited pro forma basic and diluted earnings per share for the three (3) months ended March 31, 2026 and the year ended December 31, 2025 have been calculated based on the estimated weighted average shares outstanding as if the shares to be issued in connection with the transaction had been issued and outstanding as of January 1, 2025. Pro forma weighted-average basic and diluted shares outstanding include an estimated 29.3 million shares of OceanFirst common stock to be issued to the Flushing stockholders and 11.4 million shares to be issued to Warburg Pincus LLC (“Warburg”) in the equity financing. As the unaudited pro forma condensed combined statements of income for the three (3) months ended March 31, 2026 and year ended December 31, 2025, give effect to the adjustments made reflecting the accounting for mergers and equity financing as if the mergers and equity financing had occurred on January 1, 2025, the calculation of weighted average shares outstanding for both the unaudited pro forma basic and diluted earnings per share assumes that the shares issuable relating to the transaction have been outstanding for the entire periods presented.

The following table summarizes the calculation of unaudited pro forma basic and diluted earnings per share (in thousands).

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
OceanFirst average basic shares outstanding	57,043	57,419
Common stock to be issued to Flushing stockholders	29,277	29,277
Common and NVCE stock to be issued to Warburg	11,387	11,387

Average basic shares outstanding	97,707	98,083
Add: Effect of dilutive securities:
Incentive awards	5	6

Average diluted shares outstanding	97,712	98,089

Net income available to common stockholders	$29,334	$92,543
Basic earnings per share	$0.30	$0.94
Diluted earnings per share	$0.30	$0.94

Potentially issuable-shares are not included in the computation of diluted net income per share if the inclusion would be antidilutive. For the three (3) months ended March 31, 2026 and year ended December 31, 2025, antidilutive stock options and warrants of 12.7 million for both periods, were excluded from the earnings per share calculation.

As part of OceanFirst’s preliminary analysis of the warrants issued to Warburg, OceanFirst concluded that the warrants meet the criteria to be classified as equity in accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity, and ASC Subtopic 815-40, Derivatives and Hedging-Contracts in an Entity’s Own Equity. The warrants are considered to be “in-the-money” when OceanFirst’s stock price is greater than $19.76 and would be accounted for under the treasury stock method.

OceanFirst cannot predict when the warrants will be in-the-money. As the stock price used for pro forma purposes is less than $19.76 (Refer to “Note 5 – Preliminary Estimated Consideration Transferred”), the impact of the warrants is not reflected in the unaudited pro forma condensed combined financial information or the calculation of the unaudited pro forma diluted earnings per share. If the market price of OceanFirst’s common stock were to increase to $21.76, the warrants would be in-the-money and there would be a less than $0.01 decrease to the unaudited pro forma diluted earnings per share for the three (3) months ended March 31, 2026 and a $0.01 decrease to the unaudited pro forma diluted earnings per share for the year ended December 31, 2025.